Exhibit 10.43

P.F. Chang's China Bistro, Inc.
Amended & Restated 2006 Equity Incentive Plan
Performance-Based Restricted Stock Unit Agreement

Pursuant to the Performance-Based Restricted Stock Unit Grant Notice (the “Grant Notice”) and this Performance-Based Restricted Stock Unit Agreement (the “Agreement”), P.F. Chang's China Bistro, Inc. (the “Company”) has granted you an Award of Performance-Based Restricted Stock Units (“PBRSUs”) with respect to the number of shares of the Company's common stock (“Stock”) indicated in the Grant Notice, subject to modification under this Agreement. Capitalized terms not explicitly defined in this Agreement, but defined in the Grant Notice or the P.F. Chang's China Bistro, Inc. Amended & Restated 2006 Equity Incentive Plan (the “Plan”), have the same definitions as in the Grant Notice or the Plan.
The details of this PBRSU Award are as follows:
1.Service and Vesting.

1.1Service. As provided in the Plan and notwithstanding any other provision of this Agreement, the Company reserves the right, in its sole discretion, to determine when your Service has terminated, including in the event of any leave of absence or part-time Service.

1.2Vesting. Except as otherwise provided in the Plan or this Agreement, this PBRSU Award shall vest on the Vesting Date provided in the Grant Notice. Notwithstanding any other provision of the Plan or this Agreement, the Company reserves the right, in its sole discretion, to suspend vesting of this PBRSU Award in the event of any leave of absence or part-time Service.

2.Settlement of the PBRSUs.

2.1Form and Timing of Payment. Subject to and except as provided in the other terms of the Plan and this Agreement, any PBRSUs that vest and become nonforfeitable in accordance with the Grant Notice or this Agreement shall be paid to you in whole shares of Stock, in the amount specified in Section 2.2, no later than 60 days after the Vesting Date. Unless and until the PBRSUs vest on the applicable Vesting Date or as provided in this Agreement, you shall have no right to payment of any such PBRSUs.

2.2Amount of Payment. Subject to modification under Section 2.3, the number of shares of Stock that shall be issued to you by the Company on the date specified in Section 2.1 is determined by multiplying the Number of PBRSUs specified in the Grant Notice by the TSR Percentage, as determined and certified by the Committee and rounding up to the nearest whole share (the “Shares Earned”). For purposes of this Section 2.2, the following additional definitions apply:

(a)“Average Price” means the average official closing price per share over the 60-consecutive-trading days ending with and including the applicable day (or, if there is no official closing price on that day, the last trading day before that day).

(b)“Company TSR” means the Company's TSR for the Performance Period.

(c)“Expanded S&P 1500 Restaurant Group TSR” means the median TSR for the Performance Period of all the restaurant companies included in the S&P Composite 1500, excluding the Company, plus additional specified companies, as listed in Exhibit A. “S&P Composite 1500” means the S&P Composite 1500 published by Standard & Poor's Financial Services LLC (or its successor) or, if that index is no longer published on the last day of the Performance Period, a comparable index determined by the Committee. If, during the Performance Period, a restaurant company is removed from the S&P Composite 1500 or goes private, that company's TSR is excluded in calculating the Expanded S&P 1500 Restaurant Group TSR.
(d)“TSR” means total shareholder return, which is the percentage that results from the difference between (i) the quotient determined by dividing (A) the sum of (I) the cumulative amount of cash dividends for the Performance Period, assuming same-day reinvestment into the common stock on the ex-dividend date, plus (II) the Average Price at the end of the Performance Period by (B) the Average Price at the beginning of the Performance Period, which quotient is raised to the power of the result of one divided by the number of the Company's fiscal years ending with or within the Performance Period, minus (ii) one. TSR expressed as a formula is as follows:

TSR = [(Cumulative Dividends + Average PriceEnd)/Average PriceBeginning](1/no. of yrs.) - 1

TSR will be equitably adjusted to reflect stock dividends, stock splits, spin-offs, and other corporate changes having similar effect in a manner consistent with the calculation approach used by Standard & Poor's Financial Services LLC (or its successor) in the calculation of total shareholder return.
(e)“TSR Difference” means (i) if the Company TSR is greater than or equal to the Expanded S&P 1500 Restaurant Group TSR, the number of percentage points (rounded up to the next integer) by which the Company TSR exceeds the Expanded S&P 1500 Restaurant Group TSR; or (ii) if the Company TSR is less than the Expanded S&P 1500 Restaurant Group TSR, the number of percentage points (rounded up to the next integer) by which the Expanded S&P 1500 Restaurant Group TSR exceeds the Company TSR times -1.

(f)“TSR Percentage” means the percentage that corresponds to the TSR Difference specified below:

TSR Difference	TSR Percentage
10% and above	200%
8%	180%
6%	160%
4%	140%
2%	120%
0%	100%
-2%	80%
-4%	60%
-6%	40%
-8%	20%
-10% and below	0%
Between the levels specified above, the TSR Percentage is interpolated linearly at a ratio of ten percentage points for each percentage point TSR Difference, rounded up to the next integer.

2.3Effect of Termination of Service. Except as otherwise expressly set forth in this Section 2.3, in the event of the termination of your Service for any reason before the end of the Performance Period, whether voluntary or involuntary, all unvested PBRSUs shall be immediately forfeited without consideration.

(a)Death, Disability, or Retirement. If, during the Performance Period, your Service with the Participating Company Group terminates because of your death or Disability or after you have reached normal retirement age (as defined under the P.F. Chang's China Bistro, Inc. 401(k) Restoration Plan) (“Retirement”), your PBRSUs shall not be forfeited on the date on which your Service terminates, but the number of Shares Earned under Section 2.2 shall be equal to (i) the number of shares determined based on a Performance Period that ends on the last day of the Company's fiscal year during which your Service terminates multiplied by (ii) a fraction, the numerator of which is the number of months (rounded up to the next integer) from the beginning of the Performance Period until the date of termination of employment, and the denominator of which is 36.

(b)Termination Without Cause. If a written agreement that specifies the terms of your Service, which became effective before this PBRSU Award was granted, provides that your outstanding equity and equity-based awards become vested upon a termination without “cause” (as defined in such agreement), and your Service is so terminated during the Performance Period, but before a Change in Control, your PBRSUs shall not be forfeited on the date on which your Service terminates, but the number of Shares Earned under Section 2.2 shall be equal to the number of shares determined based on a Performance Period that ends on the last day of the Company's fiscal year during which your Service terminates. If such a written agreement provides that upon a termination without “cause” (as defined in such agreement), you will be credited with an additional 18 months of vesting solely for purposes of determining the vested portions of your outstanding equity and equity-based awards, and your Service is so terminated during the Performance Period, but before a Change in Control, your PBRSUs shall not be forfeited on the date on which your Service terminates, but the number of Shares Earned under Section 2.2 shall be equal to (i) the number of shares determined based on a Performance Period that ends on the last day of the Company's fiscal year during which your Service terminates multiplied by (ii) a fraction, not to exceed 1, the numerator of which is the sum of 18 plus the number of months (rounded up to the next integer) from the beginning of the Performance Period until the date of termination of your Service, and the denominator of which is 36.

(c)Termination in Connection with a Change in Control. If, during the Performance Period, your Service with the Participating Company Group terminates as a result of Termination After Change in Control (as defined in Section 2.2), any PBRSUs that are assumed or substituted and remained outstanding after the Change in Control shall not be forfeited and shall vest as of the date on which your Service terminates, but the number of Shares Earned under Section 2.2 shall be equal to the Number of PBRSUs specified in the Grant Notice as adjusted to the extent required by Section 4 hereof.

(d)Certain Definitions.

(i)“Cause” means (A) your theft, dishonesty, or falsification of any Company documents or records; (B) your improper use or disclosure of the Company's confidential or proprietary information; (C) any action by you that has a detrimental effect on the Company's reputation or business; (D) your failure to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, that failure; (E) any material breach by you of this Agreement, which breach is not cured after written notice from the Company of, and a reasonable opportunity to cure that breach; or (F) your conviction (including any plea of guilty or nolo contendere) of any criminal act that impairs your ability to perform your duties with the Company.

(ii)“Good Reason” means any one or more of the following without your written consent: (A) the assignment to you of any duties, or any limitation of your responsibilities, substantially inconsistent with your positions, duties, responsibilities and status with the Company immediately before the date of a Change in Control; (B) the relocation of the principal place of your Service to a location that is more than 50 miles from your principal place of Service immediately before the date of a Change in Control, or the imposition of travel requirements substantially more demanding of you than the travel requirements existing immediately before the date of a Change in Control; or (C) any material failure by the Company to pay, or any material reduction by the Company of, your base compensation in effect immediately before the date of a Change in Control. Good Reason does not exist unless you notify the Company in writing of the existence of the applicable condition specified above not later than 90 days after the initial existence of the condition, and the Company fails to remedy the condition within 30 days after receipt of the notice.

(iii)“Termination After Change in Control” means either of the following events occurring within 24 months after a Change in Control: (A) termination by the Participating Company Group of your Service with the Participating Company Group for any reason other than for Cause; or (B) your resignation for Good Reason from all capacities in which you are then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.
Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of your Service with the Participating Company Group which (1) is for Cause; (2) is a result of your death, Disability, or Retirement; (3) is a result of your voluntary termination of Service other than for Good Reason; or (4) occurs before the effectiveness of a Change in Control.
2.4Tax Withholding. You acknowledge that the Company and/or the Participating Company that employs you (the “Employer”) may be subject to withholding tax obligations arising by reason of the vesting and/or payment of this PBRSU Award. The Company will not withhold above the state-specified minimum tax obligation. You authorize your Employer to satisfy the withholding tax obligations by one or a combination of the following methods, as selected by the Company in its sole discretion: (a) withholding from your pay and any other amounts payable to you; (b) withholding of Stock and/or cash from the payment of the PBRSUs; (c) arranging for the sale of shares of Stock payable in connection with the PBRSUs (on your behalf and at your direction which you authorize by accepting this PBRSU Award); or (d) any other method allowed by the Plan or applicable law. If your Employer satisfies the withholding obligations by withholding a number of whole shares of Stock as described in Section 2.4(b), you shall be deemed to have been issued the full number of shares of Stock subject to this PBRSU Award, notwithstanding that a number of shares is held back in order to satisfy the withholding obligations. The Company shall not be required to issue any shares of Stock pursuant to this Agreement unless and until the withholding obligations are satisfied.

3.Tax Advice. You represent, warrant and acknowledge that the Company and, if different, your Employer, has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Agreement, and you are in no manner relying on the Company, your Employer or their representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF ANY PBRSUS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

4.Dividend Equivalents. If the Board declares a cash dividend on the Company's Stock, you shall be entitled to Dividend Equivalents on the dividend payment date established by the Company equal to the cash dividends payable on the same number of shares of Stock as the number of PBRSUs subject to this PBRSU Award on the dividend record date established by the Company. Any such Dividend Equivalents shall be in the form of additional PBRSUs, shall be subject to the same terms and vesting dates as the underlying PBRSUs, and shall be paid at the same time and in the same manner as the underlying PBRSUs originally subject to this PBRSU Award. The number of additional PBRSUs credited as Dividend Equivalents on the dividend payment date shall be determined by dividing (a) the product of (i) the number of your unvested PBRSUs as of the corresponding dividend record date (including any unvested PBRSUs previously credited as a result of prior payments of Dividend Equivalents) and (ii) the per-share cash dividend paid on the dividend payment date, by (b) the per-share Fair Market Value of Stock on the dividend payment date, rounding up any fractional units.

5.Securities Law Compliance. Notwithstanding anything to the contrary contained herein, no shares of Stock shall be issued to you upon vesting of this PBRSU Award unless the Stock is then registered under the Securities Act or, if such Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. By accepting this PBRSU Award, you agree not to sell any of the shares of Stock received under this PBRSU Award at a time when applicable laws or Company policies prohibit a sale.

6.Clawback Policy. Notwithstanding anything to the contrary in this Agreement, all PBRSUs payable or shares of Stock issued in settlement of this PBRSU Award shall be subject to any clawback policy adopted by the Company from time to time (including, but not limited to, any policy adopted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law), regardless of whether the policy is adopted after the date on which the PBRSUs are granted, vest, or are settled by the issuance of shares of Stock.

7.Change in Control. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without your consent, either assume the Company's rights and obligations under this PBRSU Award or substitute for this PBRSU Award a substantially equivalent award for the Acquiring Corporation's stock.

7.1No Assumption or Substitution upon a Change in Control. If the Acquiring Corporation elects not to assume or substitute a substantially equivalent award for this PBRSU Award in connection with a Change in Control, you will be entitled to receive a lump-sum cash payment upon vesting of this PBRSU Award equal to the fair market value on the effective date of the Change in Control of the number of Shares Earned determined based on a Performance Period that ends as of the effective date of the Change in Control.

7.2Vesting if No Assumption or Substitution. The vesting of any amounts payable with respect to Shares Earned as provided in Section 7.1 shall, at the sole election of the Acquiring Corporation, occur and be conditioned upon your Service through either (a) the consummation of the Change in Control or (b) the earlier of (i) the last day of the Performance Period determined without regard to the provisions of Section 7.1, or (ii) the date your Service terminates on account of death, Disability or a Termination After Change in Control.

7.3Applicability of Agreement. Notwithstanding the foregoing, shares of Stock acquired upon settlement of this PBRSU Award before the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of this Agreement except as otherwise provided in this Agreement.

7.4Continuation of Award. Notwithstanding the foregoing, if the corporation the stock of which is subject to this PBRSU Award immediately before an Ownership Change Event constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event, less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), without regard to the provisions of Section 1504(b) of the Code, this PBRSU Award shall not terminate unless the Committee otherwise provides in its discretion.

8.Transferability. Before the issuance of shares of Stock in settlement of a PBRSU Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by your creditors or by your beneficiary, except (i) transfer by will or by the laws of descent and distribution or (ii) transfer by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon your death. All rights with respect to the PBRSUs shall be exercisable during your lifetime only by you or your guardian or legal representative. Before actual payment of any vested PBRSUs, such PBRSUs shall represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

9.PBRSUs Not a Service Contract. This PBRSU Award is not an employment or service contract and nothing in this Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of a Participating Company, or of a Participating Company to continue your Service with the Participating Company. In addition, nothing in your PBRSU Award shall obligate the Company, its stockholders, Board, Officers or Employees to continue any relationship which you might have as a Director or Consultant for the Company.

10.Restrictive Legend. Stock issued pursuant to the vesting of the PBRSUs may be subject to such restrictions upon the sale, pledge or other transfer of the Stock as the Company and the Company's counsel deem necessary under applicable law or pursuant to this Agreement.

11.Representations, Warranties, Covenants, and Acknowledgments. You hereby agree that in the event the Company and the Company's counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the shares of Stock issued pursuant to the vesting of the PBRSUs may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.

12.Voting and Other Rights. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until shares of Stock are issued upon payment of the PBRSUs.

13.Code Section 409A. It is the intent that the vesting or the payment of the PBRSUs as set forth in this Agreement shall qualify for exemption from the requirements of Section 409A of the Code, and any ambiguities herein shall be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or payments provided for under this Agreement are made in a manner that qualifies for exemption from Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payments of PBRSUs provided for under this Agreement shall be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting or payments of PBRSUs provided for under this Agreement.

14.Notices. Any notices provided for in this Agreement, the Grant Notice or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

15.Applicable Law. This Agreement shall be governed by the laws of the State of Delaware as if the Agreement were between Delaware residents and as if it were entered into and to be performed entirely within the State of Delaware.

16.Arbitration. Any dispute or claim concerning any PBRSUs granted (or not granted) pursuant to the Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in Phoenix, Arizona. By accepting this PBRSU Award, you and the Company waive your respective rights to have any such disputes or claims tried by a judge or jury.

17.Amendment. Your PBRSU Award may be amended as provided in the Plan at any time, provided no such amendment may adversely affect this PBRSU Award without your consent unless such amendment is necessary to comply with any applicable law or government regulation, or is contemplated in Section 13 hereof. No amendment or addition to this Agreement shall be effective unless in writing or in such electronic form as may be designated by the Company.

18.Governing Plan Document. Your PBRSU Award is subject to this Agreement, the Grant Notice and all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement, the Grant Notice and those of the Plan, the provisions of the Plan shall control.

19.Entire Agreement and Severability. This Agreement, the Grant Notice, and the Plan constitute the entire agreement between the parties relating to your PBRSU Award and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. To the extent that a written agreement that specifies the terms of your Service, which became effective before this PBRSU Award was granted, contains provisions relating to the vesting of equity and equity-based awards that conflict with this Agreement, the Grant Notice, or the Plan, the provisions of this Agreement, the Grant Notice, and the Plan shall control. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

20.Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company's shareholders, may be delivered to you electronically. In addition, if permitted by the Company, you may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company.

EXHIBIT A
Expanded S&P 1500 Restaurant Group
“Expanded S&P 1500 Restaurant Group” means all the restaurant companies included in the S&P Composite 1500, excluding the Company, and the additional companies listed below:

S&P Composite 1500 Companies		Additional Companies
1.	Biglari Holdings Inc.	1.	Benihana Inc.
2.	BJ's Restaurants, Inc.	2.	Bravo Brio Restaurant Group, Inc.
3.	Bob Evans Farms, Inc.	3.	Denny's Corporation
4.	Brinker International, Inc.	4.	Domino's Pizza, Inc.
5.	Buffalo Wild Wings, Inc.	5.	Dunkin' Brands Group, Inc.
6.	CEC Entertainment, Inc.	6.	Einstein Noah Restaurant Group, Inc.
7.	The Cheesecake Factory Incorporated	7.	McCormick & Schmick's Seafood Restaurants, Inc.
8.	Chipotle Mexican Grill, Inc.	8.	Morton's Restaurant Group, Inc.
9.	Cracker Barrel Old Country Store, Inc.
10.	Darden Restaurants, Inc.
11.	DineEquity, Inc.
12.	Jack in the Box Inc.
13.	McDonald's Corporation
14.	O'Charley's Inc.
15	Panera Bread Company
16.	Papa John's International, Inc.
17.	Peet's Coffee & Tea, Inc.
18.	Red Robin Gourmet Burgers, Inc.
19.	Ruby Tuesday, Inc.
20.	Ruth's Hospitality Group, Inc.
21.	Sonic Corp.
22.	Starbucks Corporation
23.	Texas Roadhouse, Inc.
24.	The Wendy's Company
25.	YUM! Brands, Inc.

P.F. Chang's China Bistro, Inc.
Amended & Restated 2006 Equity Incentive Plan
Performance-Based Restricted Stock Unit Grant Notice

[Insert Name] (the “Participant”) has been granted a Performance-Based Restricted Stock Unit Award (the “Award”) pursuant to the P.F. Chang's China Bistro, Inc. Amended & Restated 2006 Equity Incentive Plan (the “Plan”), consisting of one or more rights (each, a “PBRSU”) subject to all of the terms and conditions as set forth in this Performance-Based Restricted Stock Unit Grant Notice, the Performance-Based Restricted Stock Unit Agreement (attached hereto), and the Plan, which are incorporated herein in their entirety.

Date of Grant:	April 18, 2012
Number of PBRSUs:	[Insert Number]
Performance Period:	The Performance Period shall be the period commencing on January 2, 2012, and ending on December 28, 2014, except as otherwise specified in the Performance-Based Restricted Stock Unit Agreement.
Vesting Date:
Your PBRSUs shall vest on the last day of the Performance Period so long as your Service (as defined in the Plan) is continuous from the Date of Grant through the end of the Performance Period, except as otherwise provided in the Performance-Based Restricted Stock Unit Agreement.

By accepting this PBRSU Award (in the form determined by the Company), you acknowledge receipt of, represent that you have read and understand, and agree to the terms of this Performance-Based Restricted Stock Unit Grant Notice, the Performance-Based Restricted Stock Unit Agreement attached hereto, and the Plan.

ATTACHMENT:	Performance-Based Restricted Stock Unit Agreement